UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13E-3

Amendment No. 4

RULE 13e-3 TRANSACTION STATEMENT
(Pursuant to Section 13(e) of the Securities Exchange Act of 1934)

Qihoo 360 Technology Co. Ltd.
(Name of the Issuer)

Qihoo 360 Technology Co. Ltd.
Tianjin Qixin Zhicheng Technology Co., Ltd.
Tianjin Qixin Tongda Technology Co., Ltd.
True Thrive Limited
New Summit Limited

Hongyi Zhou
Global Village Associates Limited

Xiangdong Qi
Young Vision Group Limited

Tianjin Xinxin Qiyuan Investment Limited Partnership

Tianjin Xinxinsheng Investment Limited Partnership

(Names of Persons Filing Statement)

Ordinary Shares, par value $0.001 per share
American Depositary Shares, every two representing three Class A Ordinary Shares
(Title of Class of Securities)

74734M109
(CUSIP Number)1

Qihoo 360 Technology Co. Ltd.	Tianjin Qixin Zhicheng Technology Co., Ltd. Tianjin Qixin Tongda Technology Co., Ltd. True Thrive Limited New Summit Limited Hongyi Zhou Global Village Associates Limited

[1]	This CUSIP applies to the American Depositary Shares, evidenced by American depositary receipts, every two representing three class A ordinary shares.

3/F, Building #2, 6 Jiuxiangqiao Road Chaoyang District, Beijing 100015 People’s Republic of China Telephone: +86 10 5878-1000	Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015 People’s Republic of China Telephone: +86 10 5878-1078

Xiangdong Qi Young Vision Group Limited Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015 People’s Republic of China Telephone: +86 10 5682-2141

Tianjin Xinxin Qiyuan Investment Limited Partnership
4-B-31, 4/F Building #3
188 Rixin Street, Binhai Technology Campus
Binhai High-Tech Industrial Development Area, Tianjin 300301
People’s Republic of China

Tianjin Xinxinsheng Investment Limited Partnership
Electronic City, 6 Jiuxianqiao Road,
Chaoyang District, Beijing, 100015
People’s Republic of China

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

With copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong Telephone: +852 3740-4700

Peter X. Huang, Esq.

Daniel Dusek, Esq.

Skadden, Arps, Slate, Meagher &
Flom LLP

30/F, China World Office 2

No. 1, Jianguomenwai Avenue

Chaoyang District,
Beijing 100004

People’s Republic of China
Telephone: +86 10 6535-5577

David Zhang, Esq. Jesse Sheley, Esq. Kirkland & Ellis 26th Floor, Gloucester Tower, The Landmark 15 Queen's Road, Central Hong Kong Telephone: +852 3761-3300

Eugene Lee, Esq. Latham & Watkins 18th Floor, One Exchange Square 8 Connaught Place, Central Hong Kong Telephone: +852 2912-2500 Facsimile: +852 2912-2600

This statement is filed in connection with (check the appropriate box):

a     ☐    The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14-C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

b     ☐    The filing of a registration statement under the Securities Act of 1933.

c     ☐     A tender offer

d    ☒    None of the above

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐

Check the following box if the filing is a final amendment reporting the results of the transaction: ☒

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$7,792,686,664.59	$784,723.55

*	Calculated solely for the purpose of determining the filing fee in accordance with Rule 0-11(b)(1) under the Securities Exchange Act of 1934, as amended. The filing fee is calculated based on the sum of (a) the aggregate cash payment for 147,650,794 issued and outstanding ordinary shares of the issuer (including shares represented by the American depositary shares) subject to the transaction (which are the total outstanding ordinary shares less the ordinary shares to be cancelled without consideration) based on the proposed cash payment of $51.33 per ordinary share or $77.00 per American depositary share, plus (b) the product of 4,984,900.5 ordinary shares issuable under all outstanding vested options with an exercise price lower than $51.33 multiplied by $42.79 per share (which is the difference between the $51.33 per share merger consideration and the weighted average exercise price of $8.54 per share ((a) and (b) together, the “Transaction Valuation”)).

**	The amount of the filing fee, calculated in accordance with Exchange Act Rule 0-11(b)(1) and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2016, was calculated by multiplying the Transaction Valuation by 0.00010070.

☐	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting of the fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Filing Party:

Form or Registration No.:	Date Filed:

TABLE OF CONTENTS

		Page

Item 15	Additional Information	4

Item 16	Exhibits	6

INTRODUCTION

This Amendment No. 4 to the Rule 13E-3 transaction statement on Schedule 13E-3, together with the exhibits hereto (this “Transaction Statement”), is being filed with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), jointly by the following persons (each, a “Filing Person,” and collectively, the “Filing Persons”): (a) Qihoo 360 Technology Co. Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), the issuer of the ordinary shares, consisting of Class A ordinary shares and Class B ordinary shares, par value $0.001 per share (each, a “Share”), including the Shares represented by the American depositary shares (“ADSs”), every two representing three Class A ordinary shares of the Company, that are subject to the transaction pursuant to Rule 13e-3 under the Exchange Act; (b) Mr. Hongyi Zhou, the chairman of the board of directors and chief executive officer of the Company (“Mr. Zhou”); (c) Global Village Associates Limited (“Global Village”), a British Virgin Islands company controlled by Mr. Zhou, (d) Mr. Xiangdong Qi, a director and the president of the Company (“Mr. Qi”); (e) Young Vision Group Limited (“Young Vision” and, together with Global Village, the “Founder Securityholders”), a British Virgin Islands company controlled by Mr. Qi, (f) Tianjin Qixin Zhicheng Technology CO., Ltd. (天津奇信志成科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China (“Holdco”); (g) Tianjin Qixin Tongda Technology Co., Ltd. (天津奇信通达科技有限公司), a limited liability company incorporated under the laws of the People’s Republic of China (“Parent”); (h) True Thrive Limited (诚盛有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Midco”); (i) New Summit Limited (新峰有限公司), an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Midco (“Merger Sub” and, together with Holdco, Parent and Midco, each a “Parent Party” and collectively the “Parent Parties”); (j) Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙)); and (k) Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业(有限合伙)).

This Transaction Statement relates to the agreement and plan of merger dated as of December 18, 2015 (the “Merger Agreement”) by and among Holdco, Parent, Midco, Merger Sub, the Company, and, solely for purposes of Section 6.19 thereof, Global Village and Young Vision, which provides for the merger of Merger Sub with and into the Company (the “Merger”) with the Company continuing as the surviving company after the Merger as a wholly owned subsidiary of Midco. Midco is wholly owned by Parent. At the effective time of the Merger (the “Effective Time”), the Company became beneficially owned by: (i) the Parent Parties, the Founder Securityholders and the equity investors named in Exhibit B of the Merger Agreement and their affiliates; and (ii) Tianjin Qirui Zhongxin Technology Partnership (Limited Partnership) (天津奇睿众信科技合伙企业(有限合伙)) (the “Plan Vehicle”) or such other arrangements through which former holders of unvested Company Options (as defined below) and Company Restricted Shares (as defined below) immediately prior to the Effective Time hold after the Effective Time equity incentive awards of Parent resulting from the assumption or conversion of such unvested Company Options and Company Restricted Shares pursuant to the Merger Agreement.

This Final Amendment is being filed pursuant to Rule 13e-3(d)(3) to report the results of the transaction that is the subject of the Transaction Statement.

All information contained in this Transaction Statement concerning each Filing Person has been supplied by such Filing Person.

Item 15  Additional Information

Item 15(c) is hereby amended and supplemented as follows:

On March 30, 2016, at 10:00 am (Beijing time), an extraordinary general meeting of the shareholders of the Company was held at 3/F, Building #2, 6 Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. At the extraordinary general meeting, the shareholders of the Company authorized and approved the Merger Agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the Merger Agreement (the “Plan of Merger”) and the transactions contemplated by the Merger Agreement, including the Merger.

On July 15, 2016, the Company filed the Plan of Merger with the Registrar of Companies of the Cayman Islands, which was registered by the Registrar of Companies of the Cayman Islands as of July 15, 2016, pursuant to which the Merger became effective on July 15, 2016. As a result of the Merger, the Company became a wholly owned subsidiary of Midco. Midco is wholly owned by Parent. At the Effective Time, the Company became beneficially owned by: (i) the Parent Parties, the Founder Securityholders and the equity investors named in Exhibit B of the Merger Agreement and their affiliates; and (ii) the Plan Vehicle or such other arrangements through which former holders of unvested Company Options (as defined below) and Company Restricted Shares (as defined below) immediately prior to the Effective Time hold after the Effective Time equity incentive awards of Parent resulting from the assumption or conversion of such unvested Company Options and Company Restricted Shares pursuant to the Merger Agreement.

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time was cancelled and ceased to exist in exchange for the right to receive $51.33 (“Per Share Merger Consideration”) and each issued and outstanding ADS represent the right to receive $77.00, in each case, in cash, without interest and net of any applicable withholding taxes. The ADS holders shall pay any applicable fees, charges and expenses of The Bank of New York Mellon (the “ADS Depositary”) and government charges (including withholding taxes if any) due to or incurred by the ADS Depositary, in its capacity as the ADS depositary, in connection with the cancellation of the ADSs surrendered and distribution of the merger consideration to holders of ADSs, including applicable ADS cancellation fees ($5.00 for each 100 ADSs (or portion thereof) and the ADS Depositary service fees). Notwithstanding the foregoing, the following Shares (including Shares represented by ADSs) were not converted into the right to receive the consideration described in the immediately preceding sentence but were cancelled and ceased to exist at the Effective time:

(a)	Shares owned by any Parent Party or the Company (as treasury shares, if any) any Shares reserved (but not yet allocated) by the Company for settlement upon exercise of any options or by any direct or indirect wholly owned subsidiary of any Parent Party or the Company, in each case immediately prior to the Effective Time, which were cancelled and ceased to exist, and no consideration is delivered or deliverable in exchange therefor;

(b)	any Shares, if any, that were issued and outstanding immediately prior to the Effective Time and were held by a holder of Shares who has validly exercised and not withdrawn or lost its right to dissent from the Merger pursuant to Section 238 of the Cayman Islands Companies Law, which were cancelled and ceased to exist, and entitle the former holders thereof to receive the fair value thereon in accordance with the provisions of Section 238 of the Cayman Islands Companies Law, and from the Effective Time such dissenting shareholders ceased to have any of the rights of a shareholder of the Company except the right to be paid the fair value of such Shares; and

(c)	3,534 Class A ordinary shares and 29,340,466 Class B ordinary shares held by Global Village and 4,904,709 Class B ordinary shares held by Young Vision, which were cancelled and ceased to exist, and no consideration is delivered or deliverable in exchange therefor.

In addition to the foregoing, at the Effective Time, each option to purchase ordinary shares granted under the Company’s 2006 Employee Share Option Scheme, 2006 Employee Share Vesting Scheme and 2011 Share Incentive Plan, and any other equity incentive arrangements of the Company (as amended and restated, collectively, the “Company Share Plans”) (each a “Company Option”) that had become vested on or prior to the date upon which the closing of the Merger occurs (the “Closing Date”) and remained outstanding and unexercised immediately prior to the Effective Time, if with a per share exercise price less than the Per Share Merger Consideration, was cancelled and entitle the former holder thereof to receive an amount equal to the product of (a) the excess of Per Share Merger Consideration over the per share exercise price of such option and (b) the number of ordinary shares underlying such option payable as promptly as practicable following the Closing Date, in cash, without interest and net of any applicable withholding taxes. Each Company Option that had become vested on or prior to the Closing Date and remained outstanding and unexercised immediately prior to the Effective Time, if with a per share exercise price greater than or equal to the Per Share Merger Consideration, was automatically cancelled without any consideration. Each Company Option that had not become vested on or prior to the Closing Date was automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such option immediately prior to the Effective Time, to provide no less favorable economic benefits to the former holder of such option.

Furthermore, at the Effective Time, each restricted share awarded to the employees and certain directors of the Company pursuant to the Company Share Plans (the “Company Restricted Shares”), that remained outstanding as of immediately prior to the Effective Time, was automatically assumed and converted into an equity incentive award of Parent through the Plan Vehicle or such other arrangements on substantially the same terms and subject to the same vesting conditions as were provided to such share immediately prior to the Effective Time to provide no less favorable economic benefits to the former holder of such share.

As the Merger was consummated, each holder of the Company’s 2018 convertible notes, 2020 convertible notes and 2021 convertible notes (collectively, the “Company Convertible Notes”) has the option to require the Surviving Company to repurchase such holder's Company Convertible Notes for a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, through but excluding, the applicable fundamental change repurchase date as defined under the applicable indenture agreements. Furthermore, after the Effective Time but prior to and including the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes is entitled, subject to the terms and conditions of the applicable indenture agreements, to convert such holder's Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the conversion rate as defined in the applicable indenture agreements plus any entitled increase in the conversion rate as determined pursuant to the applicable indenture agreements. After the third business day prior to the applicable fundamental change repurchase date, each holder of the Company Convertible Notes, to the extent such holder has not exercised its right to require the Surviving Company to repurchase such holder's Company Convertible Notes, will be entitled to convert such Company Convertible Notes into the right to receive an amount in cash for each $1,000 principal amount of the Company Convertible Notes held by such holder equal to the product of (a) the Per ADS Merger Consideration and (b) the Conversion Rate as defined in the applicable indenture agreements.

As a result of the Merger, the ADSs will no longer be listed on any securities exchange or quotation system, including the New York Stock Exchange ( “NYSE”), and the Company will cease to be a publicly traded company. The Company has requested NYSE to file an application on Form 25 with the SEC to remove the ADSs from listing on NYSE and withdraw registration of the ordinary shares under the Exchange Act. The deregistration will become effective in 90 days after the filing of Form 25 or such shorter period as may be determined by the SEC. In addition, the Company will suspend its reporting obligations under the Exchange Act by filing a certification and notice on Form 15 with the SEC. The Company’s reporting obligations under the Exchange Act will be suspended immediately as of the filing date of the Form 15 and will terminate once the deregistration becomes effective.

Item 16  Exhibits

(a)-(1)                   Proxy Statement of the Company dated March 3, 2016 (the “Proxy Statement”).**

(a)-(2)                   Notice of Extraordinary General Meeting of Shareholders of the Company, incorporated herein by reference to the Proxy Statement.

(a)-(3)                   Form of Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)-(4)                   Form of ADS Voting Instruction Card, incorporated herein by reference to the Proxy Statement.

(a)-(5)                   Press Release issued by the Company, dated December 18, 2015, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on December 18, 2015.

(a)-(6)                   Press Release issued by the Company, dated March 3, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on March 3, 2016.

(a)-(7)                   Press Release issued by the Company, dated March 30, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on March 30, 2016.

(a)-(8)                   Press Release issued by the Company, dated June 28, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on June 28, 2016.

(a)-(9)                   Press Release issued by the Company, dated July 15, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on July 15, 2016.

(b)-(1)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Holdco dated December 18, 2015, incorporated herein by reference to Exhibit 99.115 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point International Limited (“Fair Point”) on December 28, 2015 (file no. 005-86515)

(b)-(2)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Parent dated December 18, 2015, incorporated herein by reference to Exhibit 99.116 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(3)                   Equity Commitment Letter, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.3 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(4)                   Equity Commitment Letter, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.4 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(5)                   Equity Commitment Letter, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.5 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(6)                   Equity Commitment Letter, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.6 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(7)                   Equity Commitment Letter, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.7 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(8)                   Equity Commitment Letter, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.8 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(9)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.9 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(10)                   Equity Commitment Letter, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.10 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(11)                   Equity Commitment Letter, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.11 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(12)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.12 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(13)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.13 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(14)                   Equity Commitment Letter, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.14 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(15)                   Equity Commitment Letter, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.15 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(16)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.16 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(17)                   Equity Commitment Letter, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.17 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(18)                   Equity Commitment Letter, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.18 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(19)                   Equity Commitment Letter, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.19 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(20)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.20 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(21)                   Equity Commitment Letter, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.21 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(22)                   Equity Commitment Letter, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.22 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(23)                   Equity Commitment Letter, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.23 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(24)                   Equity Commitment Letter, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.24 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(25)                   Equity Commitment Letter, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.25 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(26)                   Equity Commitment Letter, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.26 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(27)                   Equity Commitment Letter, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.27 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(28)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.28 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(29)                   Equity Commitment Letter, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.29 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(30)                   Equity Commitment Letter, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.30 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(31)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.31 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(32)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.32 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(33)                   Equity Commitment Letter, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.33 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(34)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.34 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(35)                   Equity Commitment Letter, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.35 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(36)                   Equity Commitment Letter, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.36 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(37)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.37 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(38)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.38 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(39)                   Escrow Agreement, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.39 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(40)                   Escrow Agreement, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.40 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(41)                   Escrow Agreement, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.41 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(42)                   Escrow Agreement, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.42 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(43)                   Escrow Agreement, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.43 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(44)                   Escrow Agreement, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.44 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(45)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.45 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(46)                   Escrow Agreement, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.46 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(47)                   Escrow Agreement, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Parent, and the Company, incorporated herein by reference to Exhibit 99.47 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(48)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.48 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(49)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.49 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(50)                   Escrow Agreement, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.50 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(51)                   Escrow Agreement, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.51 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(52)                   Escrow Agreement, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.52 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(53)                   Escrow Agreement, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.53 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(54)                   Escrow Agreement, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.54 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(55)                   Escrow Agreement, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.55 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(56)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.56 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(57)                   Escrow Agreement, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.57 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(58)                   Escrow Agreement, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.58 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(59)                   Escrow Agreement, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.59 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(60)                   Escrow Agreement, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.60 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(61)                   Escrow Agreement, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.61 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(62)                   Escrow Agreement, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.62 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(63)                   Escrow Agreement, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.63 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(64)                   Escrow Agreement, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.64 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(65)                   Escrow Agreement, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.65 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(66)                   Escrow Agreement, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.66 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(67)                   Escrow Agreement, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.67 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(68)                   Escrow Agreement, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.68 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(69)                   Escrow Agreement, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.69 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(70)                   Escrow Agreement, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.70 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(71)                   Escrow Agreement, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.71 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(72)                   Escrow Agreement, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.72 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(73)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.73 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(74)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.74 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(75)                   Interim Investors Agreement by and among Holdco, Parent, Midco, Merger Sub, the Equity Investors (as defined in the Interim Investors Agreement), Global Village and Yound Vision dated December 18, 2015, incorporated herein by reference to Exhibit 99.75 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(76)                   Limited Guarantee, dated December 18, 2015 between CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.76 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(77)                   Limited Guarantee, dated December 18, 2015 between Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司) and the Company, incorporated herein by reference to Exhibit 99.77 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(78)                   Limited Guarantee, dated December 18, 2015 between Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.78 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(79)                   Limited Guarantee, dated December 18, 2015 between Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.79 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(80)                   Limited Guarantee, dated December 18, 2015 between New China Capital International Management Limited (新华资本国际管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.80 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(81)                   Limited Guarantee, dated December 18, 2015 between Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.81 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(82)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.82 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(83)                   Limited Guarantee, dated December 18, 2015 between Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.83 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(84)                   Limited Guarantee, dated December 18, 2015 between SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)) and the Company, incorporated herein by reference to Exhibit 99.84 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(85)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.85 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(86)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.86 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(87)                   Limited Guarantee, dated December 18, 2015 between Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.87 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(88)                   Limited Guarantee, dated December 18, 2015 between Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.88 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(89)                   Limited Guarantee, dated December 18, 2015 between Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.89 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(90)                   Limited Guarantee, dated December 18, 2015 between Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.90 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(91)                   Limited Guarantee, dated December 18, 2015 between Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.91 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(92)                   Limited Guarantee, dated December 18, 2015 between Hengdian Group Holdings Limited (横店集团控股有限公司) and the Company, incorporated herein by reference to Exhibit 99.92 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(93)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Gaoli Group (江苏高力集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.93 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(94)                   Limited Guarantee, dated December 18, 2015 between Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.94 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(95)                   Limited Guarantee, dated December 18, 2015 between CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司) and the Company, incorporated herein by reference to Exhibit 99.95 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(96)                   Limited Guarantee, dated December 18, 2015 between China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.96 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(97)                   Limited Guarantee, dated December 18, 2015 between Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.97 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(98)                   Limited Guarantee, dated December 18, 2015 between Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.98 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(99)                   Limited Guarantee, dated December 18, 2015 between Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.99 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(100)                   Limited Guarantee, dated December 18, 2015 between CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.100 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(101)                   Limited Guarantee, dated December 18, 2015 between Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.101 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(102)                   Limited Guarantee, dated December 18, 2015 between BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.102 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(103)                   Limited Guarantee, dated December 18, 2015 between Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.103 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(104)                   Limited Guarantee, dated December 18, 2015 between Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.104 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(105)                   Limited Guarantee, dated December 18, 2015 between Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.105 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(106)                   Limited Guarantee, dated December 18, 2015 between Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.106 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(107)                   Limited Guarantee, dated December 18, 2015 between Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.107 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(108)                   Limited Guarantee, dated December 18, 2015 between LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.108 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(109)                   Limited Guarantee, dated December 18, 2015 between Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.109 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(110)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.110 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(111)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.111 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(112)                   Limited Guarantee, dated December 18, 2015 between Global Village and the Company, incorporated herein by reference to Exhibit 99.112 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(113)                   Limited Guarantee, dated December 18, 2015 between Young Vision and the Company, incorporated herein by reference to Exhibit 99.113 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(114)                   Global Village Guarantee by and between Global Village and the Company, incorporated herein by reference to Exhibit 99.114 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(c)-(1)                   Opinion of J.P. Morgan Securities (Asia Pacific) Limited, dated December 18, 2015, incorporated herein by reference to Annex C to the Proxy Statement.

(c)-(2)                   Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, December 18, 2015.*

(d)-(1)                   Agreement and Plan of Merger, dated as of December 18, 2015, among the Company, Holdco, Parent, Midco, Merger Sub, and, solely for the purposes of Section 6.19 thereto, Global Village and Young Vision, incorporated herein by reference to Annex A to the Proxy Statement.

(f)-(1)                   Dissenter Rights, incorporated herein by reference to the section entitled “Dissenter Rights” in the Proxy Statement.

(f)-(2)                   Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised), incorporated herein by reference to Annex D to the Proxy Statement.

(g)                        Not applicable.

*	Previously filed on January 11, 2016
**	Previously filed on March 3, 2016

SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 15, 2016

Qihoo 360 Technology Co. Ltd.

By:	/s/ Eric X. Chen
Name:	Eric X. Chen
Title:	Director, Chairman of the Special
Committee

Tianjin Qixin Zhicheng Technology Co., Ltd.
(天津奇信志成科技有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Legal Representative

Tianjin Qixin Tongda Technology Co., Ltd.
(天津奇信通达科技有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Legal Representative

True Thrive Limited
(诚盛有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Director

New Summit Limited
(新峰有限公司)

By:	/s/ Hongyi Zhou
Name:	Hongyi Zhou
Title:	Director

Hongyi Zhou
/s/ Hongyi Zhou

Global Village Associates Limited

By:	/s/ Huan Hu
Name:	Huan Hu
Title:	Director

Xiangdong Qi
/s/ Xiangdong Qi

Young Vision Group Limited

By:	/s/ Xiangdong Qi
Name:	Xiangdong Qi
Title:	Director

Tianjin Xinxin Qiyuan Investment Limited Partnership
(天津信心奇缘股权投资合伙企业 (有限合伙))

By:	/s/ Quansheng Huo
Name:	Quansheng Huo
Title:	Authorized Signatory

Tianjin Xinxinsheng Investment Limited Partnership
(天津欣新盛股权投资合伙企业(有限合伙))

By:	/s/ Xiangdong Qi
Name:	Xiangdong Qi
Title:	Authorized Signatory

EXHIBIT INDEX

(a)-(1)                   Proxy Statement of the Company dated March 3, 2016 (the “Proxy Statement”).**

(a)-(2)                   Notice of Extraordinary General Meeting of Shareholders of the Company, incorporated herein by reference to the Proxy Statement.

(a)-(3)                   Form of Proxy Card, incorporated herein by reference to the Proxy Statement.

(a)-(4)                   Form of ADS Voting Instruction Card, incorporated herein by reference to the Proxy Statement.

(a)-(5)                   Press Release issued by the Company, dated December 18, 2015, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on December 18, 2015.

(a)-(6)                   Press Release issued by the Company, dated March 3, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on March 3, 2016.

(a)-(7)                   Press Release issued by the Company, dated March 30, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on March 30, 2016.

(a)-(8)                   Press Release issued by the Company, dated June 28, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on June 28, 2016.

(a)-(9)                   Press Release issued by the Company, dated July 15, 2016, incorporated herein by reference to Exhibit 99.1 to the report on Form 6-K furnished by the Company to the SEC on July 15, 2016.

(b)-(1)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Holdco dated December 18, 2015, incorporated herein by reference to Exhibit 99.115 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(2)                   Debt Commitment Letter by and between China Merchants Bank Co., Ltd., as mandated lead arranger and underwriter, and Parent dated December 18, 2015, incorporated herein by reference to Exhibit 99.116 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(3)                   Equity Commitment Letter, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.3 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(4)                   Equity Commitment Letter, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.4 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(5)                   Equity Commitment Letter, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.5 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(6)                   Equity Commitment Letter, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.6 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(7)                   Equity Commitment Letter, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.7 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(8)                   Equity Commitment Letter, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.8 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(9)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.9 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(10)                   Equity Commitment Letter, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.10 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(11)                   Equity Commitment Letter, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.11 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(12)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.12 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(13)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.13 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(14)                   Equity Commitment Letter, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.14 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(15)                   Equity Commitment Letter, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.15 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(16)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.16 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(17)                   Equity Commitment Letter, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.17 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(18)                   Equity Commitment Letter, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.18 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(19)                   Equity Commitment Letter, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.19 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(20)                   Equity Commitment Letter, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.20 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(21)                   Equity Commitment Letter, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.21 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(22)                   Equity Commitment Letter, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.22 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(23)                   Equity Commitment Letter, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.23 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(24)                   Equity Commitment Letter, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.24 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(25)                   Equity Commitment Letter, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.25 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(26)                   Equity Commitment Letter, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.26 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(27)                   Equity Commitment Letter, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.27 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(28)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.28 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(29)                   Equity Commitment Letter, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.29 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(30)                   Equity Commitment Letter, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.30 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(31)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.31 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(32)                   Equity Commitment Letter, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.32 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(33)                   Equity Commitment Letter, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.33 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(34)                   Equity Commitment Letter, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.34 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(35)                   Equity Commitment Letter, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.35 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(36)                   Equity Commitment Letter, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.36 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(37)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.37 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(38)                   Equity Commitment Letter, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Holdco, Parent, and the Company, incorporated herein by reference to Exhibit 99.38 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(39)                   Escrow Agreement, dated December 18, 2015 among CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.39 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(40)                   Escrow Agreement, dated December 18, 2015 among Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.40 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(41)                   Escrow Agreement, dated December 18, 2015 among Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.41 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(42)                   Escrow Agreement, dated December 18, 2015 among Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.42 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(43)                   Escrow Agreement, dated December 18, 2015 among New China Capital International Management Limited (新华资本国际管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.43 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(44)                   Escrow Agreement, dated December 18, 2015 among Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.44 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(45)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.45 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(46)                   Escrow Agreement, dated December 18, 2015 among Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.46 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(47)                   Escrow Agreement, dated December 18, 2015 among SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)), Parent, and the Company, incorporated herein by reference to Exhibit 99.47 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(48)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.48 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(49)                   Escrow Agreement, dated December 18, 2015 among Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.49 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(50)                   Escrow Agreement, dated December 18, 2015 among Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.50 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(51)                   Escrow Agreement, dated December 18, 2015 among Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.51 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(52)                   Escrow Agreement, dated December 18, 2015 among Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.52 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(53)                   Escrow Agreement, dated December 18, 2015 among Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.53 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(54)                   Escrow Agreement, dated December 18, 2015 among Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.54 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(55)                   Escrow Agreement, dated December 18, 2015 among Hengdian Group Holdings Limited (横店集团控股有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.55 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(56)                   Escrow Agreement, dated December 18, 2015 among Jiangsu Gaoli Group (江苏高力集团有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.56 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(57)                   Escrow Agreement, dated December 18, 2015 among Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.57 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(58)                   Escrow Agreement, dated December 18, 2015 among CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.58 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(59)                   Escrow Agreement, dated December 18, 2015 among China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.59 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(60)                   Escrow Agreement, dated December 18, 2015 among Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.60 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(61)                   Escrow Agreement, dated December 18, 2015 among Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.61 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(62)                   Escrow Agreement, dated December 18, 2015 among Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.62 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(63)                   Escrow Agreement, dated December 18, 2015 among CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.63 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(64)                   Escrow Agreement, dated December 18, 2015 among Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.64 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(65)                   Escrow Agreement, dated December 18, 2015 among BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.65 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(66)                   Escrow Agreement, dated December 18, 2015 among Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.66 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(67)                   Escrow Agreement, dated December 18, 2015 among Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.67 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(68)                   Escrow Agreement, dated December 18, 2015 among Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.68 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(69)                   Escrow Agreement, dated December 18, 2015 among Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.69 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(70)                   Escrow Agreement, dated December 18, 2015 among Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.70 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(71)                   Escrow Agreement, dated December 18, 2015 among LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.71 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(72)                   Escrow Agreement, dated December 18, 2015 among Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司), Parent, and the Company, incorporated herein by reference to Exhibit 99.72 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(73)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.73 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(74)                   Escrow Agreement, dated December 18, 2015 among Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ), Parent, and the Company, incorporated herein by reference to Exhibit 99.74 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(75)                   Interim Investors Agreement by and among Holdco, Parent, Midco, Merger Sub, the Equity Investors (as defined in the Interim Investors Agreement), Global Village and Yound Vision dated December 18, 2015, incorporated herein by reference to Exhibit 99.75 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(76)                   Limited Guarantee, dated December 18, 2015 between CITIC Guoan Information Industry Co., Ltd. (中信国安信息产业股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.76 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(77)                   Limited Guarantee, dated December 18, 2015 between Shen Zhen Ping An Real Estate Investment Co., Ltd. (深圳市平安置业投资有限公司) and the Company, incorporated herein by reference to Exhibit 99.77 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(78)                   Limited Guarantee, dated December 18, 2015 between Sunshine Life Insurance Company Ltd. (阳光人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.78 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(79)                   Limited Guarantee, dated December 18, 2015 between Taikang Life Insurance Co., Ltd. (泰康人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.79 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(80)                   Limited Guarantee, dated December 18, 2015 between New China Capital International Management Limited (新华资本国际管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.80 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(81)                   Limited Guarantee, dated December 18, 2015 between Tai Ping Asset Management Co., Ltd. (太平资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.81 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(82)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Huatai Ruilian M&A Fund (LLP) (江苏华泰瑞联并购基金 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.82 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(83)                   Limited Guarantee, dated December 18, 2015 between Greenland Financial Holdings Group Co., Ltd. (绿地金融投资控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.83 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(84)                   Limited Guarantee, dated December 18, 2015 between SIP Oriza Chongyuan M&A Fund Partnership (Limited Partnership) (苏州工业园区元禾重元并购股权投资基金合伙企业(有限合伙)) and the Company, incorporated herein by reference to Exhibit 99.84 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(85)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Merger and Acquisition Investment Fund Partnership (Limited Partnership) (上海赛领并购投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.85 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(86)                   Limited Guarantee, dated December 18, 2015 between Shanghai Sailing Boda Equity Investment Fund Partnership (Limited Partnership) (上海赛领博达股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.86 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(87)                   Limited Guarantee, dated December 18, 2015 between Fortune Fountain (Beijing) Holding Group Co., Ltd. (沣沅弘 (北京) 控股集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.87 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(88)                   Limited Guarantee, dated December 18, 2015 between Beijing ZGC Trinitas Venture Capital Investment Center (Limited Partnership) (北京中关村国盛创业投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.88 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(89)                   Limited Guarantee, dated December 18, 2015 between Shanghai Mango Creative Equity Investment Fund (芒果文创 (上海) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.89 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(90)                   Limited Guarantee, dated December 18, 2015 between Qiancai No. 1 Equity Investment Limited Partnership Enterprise (千采壹号 (象山) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.90 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(91)                   Limited Guarantee, dated December 18, 2015 between Pearl River Life Insurance Co., Ltd. (珠江人寿保险股份有限公司) and the Company, incorporated herein by reference to Exhibit 99.91 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(92)                   Limited Guarantee, dated December 18, 2015 between Hengdian Group Holdings Limited (横店集团控股有限公司) and the Company, incorporated herein by reference to Exhibit 99.92 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(93)                   Limited Guarantee, dated December 18, 2015 between Jiangsu Gaoli Group (江苏高力集团有限公司) and the Company, incorporated herein by reference to Exhibit 99.93 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(94)                   Limited Guarantee, dated December 18, 2015 between Minsheng Royal Asset Management Co., Ltd. (民生加银基金管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.94 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(95)                   Limited Guarantee, dated December 18, 2015 between CCB International Capital Management (Tianjin) Ltd. (建银国际资本管理 (天津) 有限公司) and the Company, incorporated herein by reference to Exhibit 99.95 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(96)                   Limited Guarantee, dated December 18, 2015 between China Merchants Wealth Asset Management Co., Ltd. (招商财富资产管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.96 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(97)                   Limited Guarantee, dated December 18, 2015 between Huarong Ruize Investment Management Co., Ltd. (华融瑞泽投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.97 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(98)                   Limited Guarantee, dated December 18, 2015 between Beijing Sequoia Yi Yuan Equity Investment Center (Limited Partnership) (北京红杉懿远股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.98 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(99)                   Limited Guarantee, dated December 18, 2015 between Golden Brick Silk Road Investment (Shenzhen) LLP (金砖丝路 (深圳) 股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.99 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(100)                   Limited Guarantee, dated December 18, 2015 between CICC Jiatai (Tianjin) Equity Investment Fund, L.P. (中金佳泰 (天津) 股权投资基金合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.100 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(101)                   Limited Guarantee, dated December 18, 2015 between Shanghai Huasheng Lingfei Equity Investment (Limited Partnership) (上海华晟领飞股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.101 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(102)                   Limited Guarantee, dated December 18, 2015 between BR Wiston Capital (宁波博睿维森股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.102 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(103)                   Limited Guarantee, dated December 18, 2015 between Yi Capital Qiyuan Fund, L.P. (宁波执一奇元股权投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.103 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(104)                   Limited Guarantee, dated December 18, 2015 between Jiaxingyingfei Investment Center (Limited Partnership) (嘉兴英飞投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.104 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(105)                   Limited Guarantee, dated December 18, 2015 between Jiaxing Yun Qi Internet Plus Venture Partners LLP (嘉兴云启网加创业投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.105 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(106)                   Limited Guarantee, dated December 18, 2015 between Ruipu Wenhua (Tianjin) Investment Center (Limited Partnership) (锐普文华 (天津) 投资中心 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.106 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(107)                   Limited Guarantee, dated December 18, 2015 between Shanghai Trust Bridge Partners Investment Management LLC (上海挚信投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.107 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(108)                   Limited Guarantee, dated December 18, 2015 between LTW Chuanfu Investment (Shenzhen) LLP (朗泰传富投资 (深圳) 合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.108 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(109)                   Limited Guarantee, dated December 18, 2015 between Zhejiang Puhua Tianqin Equity Investment Management Co., Ltd. (浙江普华天勤股权投资管理有限公司) and the Company, incorporated herein by reference to Exhibit 99.109 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(110)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxin Qiyuan Investment Limited Partnership (天津信心奇缘股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.110 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(111)                   Limited Guarantee, dated December 18, 2015 between Tianjin Xinxinsheng Investment Limited Partnership (天津欣新盛股权投资合伙企业 (有限合伙) ) and the Company, incorporated herein by reference to Exhibit 99.111 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(112)                   Limited Guarantee, dated December 18, 2015 between Global Village and the Company, incorporated herein by reference to Exhibit 99.112 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(113)                   Limited Guarantee, dated December 18, 2015 between Young Vision and the Company, incorporated herein by reference to Exhibit 99.113 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(b)-(114)                   Global Village Guarantee by and between Global Village and the Company, incorporated herein by reference to Exhibit 99.114 to Schedule 13D, as amended, filed with the SEC by Mr. Zhou, Global Village and Fair Point on December 28, 2015 (file no. 005-86515)

(c)-(1)                   Opinion of J.P. Morgan Securities (Asia Pacific) Limited, dated December 18, 2015, incorporated herein by reference to Annex C to the Proxy Statement.

(c)-(2)                   Discussion Materials prepared by J.P. Morgan Securities (Asia Pacific) Limited for discussion with the special committee of the board of directors of the Company, December 18, 2015. *

(d)-(1)                   Agreement and Plan of Merger, dated as of December 18, 2015, among the Company, Holdco, Parent, Midco, Merger Sub, and, solely for the purposes of Section 6.19 thereto, Global Village and Young Vision, incorporated herein by reference to Annex A to the Proxy Statement.

(f)-(1)                   Dissenter Rights, incorporated herein by reference to the section entitled “Dissenter Rights” in the Proxy Statement.

(f)-(2)                   Section 238 of the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised), incorporated herein by reference to Annex D to the Proxy Statement.

(g)                       Not applicable.

*	Previously filed on January 11, 2016
**	Previously filed on March 3, 2016